EXHIBIT 99.1

The Men’s Wearhouse, Inc.

News Release

For Immediate Release

MEN’S WEARHOUSE DELAYS FILING FORM 10-K
TO FINALIZE CORRECTIONS IN LEASE ACCOUNTING

HOUSTON — April 14, 2005 — Men’s Wearhouse (NYSE: MW) today announced that it will file a Form 12b-25 for a fifteen-day extension of the April 14, 2005 filing deadline for its Annual Report on Form 10-K for the fiscal year ended January 29, 2005. The company now expects to file its Annual Report on Form 10-K on or before April 29, 2005.

The company had previously announced that, like many other companies in the retail, restaurant and other industries, the company is reviewing its accounting treatment for leases and depreciation of related leasehold improvements. The company has discussed its lease accounting practices with its audit committee and consulted with its independent registered public accountants, Deloitte & Touche LLP, and has determined it will restate its historical financial statements. The company expects the effect of the restatement on diluted earnings per share for fiscal years 2002 and 2003 and the effect on previously announced diluted earnings per share for fiscal year 2004 will not exceed $0.01. The company is extending its filing deadline as additional time is needed to complete its internal review and to allow Deloitte & Touche to complete its audit of the lease accounting treatment.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 709 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse and Moores stores.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company’s annual report on Form 10-K for the year ended January 31, 2004 and subsequent Forms 10-Q.

For additional information, please visit the company’s website at www.menswearhouse.com.

CONTACT: Claudia Pruitt, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600
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